EXHIBIT 99.1

Educational Development Corporation Announces Fiscal First Quarter 2021 Results

TULSA, Okla., July 09, 2020 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports net revenues and earnings per share results for the first quarter ended May 31, 2020.

Randall White, CEO of Educational Development Corporation, announced that for the first quarter ended May 31, 2020, the Company reports net revenues of $38,291,700, an increase of $10,704,300, or 38.8%, when compared to $27,587,400 for the first quarter of the previous year.  Net earnings totaled $1,931,100 for the quarter ended May 31, 2020, compared to $1,363,600 for the quarter ended May 31, 2019, an increase of 41.6%.  Earnings per share for the quarter were $0.23 compared to $0.17 for the same quarter the previous year, an increase of 35.3% on a fully diluted basis.

The net revenues of our direct sales division, Usborne Books and More (“UBAM”) totaled $36,926,200 during the quarter ended May 31, 2020, an increase of 46.3% from $25,248,100 for the quarter ended May 31, 2019.  Our average number of active consultants in the first quarter of fiscal 2021 was 33,100, an increase of 1,500, or 4.7%, from 31,600 average active consultants selling in the first quarter of fiscal 2020.

The Publishing divisions net revenues decreased 41.6% to $1,365,500 in the first quarter of fiscal 2021 from $2,339,300 for the same quarter a year ago.  This decrease in sales resulted from temporary store closures impacted by the COVID-19 pandemic. Many of our publishing customers temporarily closed in March, following the guidance from their local authorities to prevent the spread of the pandemic, and are reopening at varying times over the summer months.

Per Mr. White, “Due to the closures of many schools during the quarter, we experienced increased demand for educational materials in homes.  Our increase in active UBAM consultants and our ability to receive orders online and deliver directly to our customers’ homes resulted in our increased UBAM revenues during the quarter.  We are excited to see this increase in demand for our products continue through the summer and into the fall as parents continue to limit outside activities and look to homeschooling options for the fall semester.  We are also excited by the continued growth in active consultants.  We are seeing our recruiting numbers climb to new levels as families look for non-traditional income streams to supplement or replace their income levels maintained prior to the COVID-19 pandemic.”

Mr. White continued, “We are also cautiously optimistic about the return of sales in our Publishing division.  As stores begin to reopen, we expect they will also experience increased demand for educational materials and will be making additional orders of stock, as well as expanding the line of products they carry in their stores.”

Mr. White concluded, “Due to our consistent positive cash flows, along with the increase in net revenues during the first quarter of fiscal 2021, our Board of Directors has approved the continued payment of the quarterly dividend and authorized a $0.06 per share cash dividend which will be paid on or around September 10, 2020 to shareholders of record on August 20, 2020.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,
	2020	2019

NET REVENUES	$38,291,700	$27,587,400

EARNINGS BEFORE INCOME TAXES	2,643,900	1,846,500

INCOME TAXES	712,800	482,900
NET EARNINGS	$1,931,100	$1,363,600

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.23	$0.17
Diluted	$0.23	$0.17

DIVIDENDS DECLARED PER SHARE	$0.06	$0.05

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	8,352,424	8,184,272
Diluted	8,352,424	8,191,062

EDC will host its first quarter fiscal 2021 Earnings Call, including a live Q&A webcast, on Wednesday, July 15, 2020 at 3:00 PM CT (4:00 PM ET).  Randall White, the Company’s CEO and President, Craig White, Chief Operating Officer, Heather Cobb, Chief Sales and Marketing Officer and Dan O’Keefe, CFO and Secretary, will present the first quarter results and be available for questions following the presentation.  Phone lines for participants will be available at (855) 639-3876 (International callers can use (602) 585-9973).  The conference ID is 7634219.

Audio replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.